Exhibit 99.6

The following is a form of letter sent to certain persons on September 14, 2016:

Dear [Sir or Madam],

We are pleased to share that today Bayer and Monsanto signed a definitive merger agreement under which Bayer will acquire Monsanto. A business combination with Monsanto will allow Bayer to further expand our commitment to the United States and better meet the needs of U.S. farmers. This realizes a shared vision of integrated agricultural offerings, delivering enhanced solutions for growers and creates a leading innovation engine for the next generation of farming.

Today, Bayer has operations in 140 sites across 25 states in the U.S. We employ more than 12,000 people, with a brand that is broadly recognized and trusted. The agreement between Bayer and Monsanto will allow Bayer to build upon its 150-year history in the U.S. and Monsanto upon its 115-year history, and brings with it exciting opportunities for employees of both companies who will be at the forefront of providing new and innovative solutions to farmers.

We are pleased to confirm that the combined agriculture business of Bayer and Monsanto will have its global Seeds & Traits and North American commercial headquarters in St. Louis, Missouri. The combined company will also have an important presence in Durham, North Carolina, as well as in many other locations throughout the United States. The Digital Farming activities for the combined business will be based in San Francisco, California.

We look forward to being an important part of the St. Louis community. Beyond our people and our presence, we understand the importance of leading by example. As a result, Bayer pledges to maintain strong community and philanthropic commitments in the communities where the combined company will operate, as well as look for new opportunities to help support innovation and growth.

This transaction brings together two different, but highly complementary businesses. Fundamentally, the combination of Bayer and Monsanto is about growth and bringing new, innovative solutions to farmers. Bayer’s acquisition of Monsanto represents a major step forward for its Crop Science business. Together, we will be able to tackle the significant agricultural challenges of the future, as we enable growers with a broad set of enhanced agriculture solutions.

Farmers continue to face new and unique challenges to produce food on a sustainable basis for a global population that is expected to grow to around 10 billion people by 2050. Feeding an additional three billion people globally by 2050 in an environmentally sustainable way requires new thinking and innovation on a global scale. By harnessing both companies’ complementary agricultural solutions and geographies, we can help to advance the next generation of farming and meet these challenges head-on.

The combination will enable faster and more efficient development of customized solutions for farmers by bringing together both companies’ leading innovation capabilities and R&D technology platforms.

We expect to deliver solutions for sustainable growth, innovation and investment in an integrated offering for farmers. We will advance our Digital Farming capabilities—namely, data-based insights to optimize “on-farm” decision-making—to help farmers produce more to feed more people, and strengthen our longer-term focus on brand new product development across Seeds, Traits and Crop Protection to help the next generation of farmers succeed.

Ultimately, the transaction will allow us to offer farmers a broader range of innovative and high-quality products, furthering Bayer’s mission of developing solutions to provide a better life for people across the world.

Finally, the combination will reinforce Bayer’s leadership position as a global, innovation-driven Life Science company. We will continue to provide solutions for farmers, doctors and consumers through our current product offerings in Pharmaceuticals, Consumer Health and Animal Health, in addition to Crop Science.

The acquisition is subject to customary closing conditions, including Monsanto shareholder approval of the merger agreement and receipt of required regulatory approvals. We will work diligently with regulators to ensure a successful closing.

Please continue to visit our website — www.advancingtogether.com — for additional information about the transaction. Please do not hesitate to contact us if you have questions. We will continue to reach out to you personally with any major updates on this process and look forward to having an ongoing dialogue with you.

Best regards,

Werner Baumann	Hugh Grant
Bayer AG	Monsanto Company
Chairman of the Board of Management	Chairman and Chief Executive Officer

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements.  The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com.  Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer.  In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”).  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto.  In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction.  Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.